Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of F.N.B. Corporation of our reports dated March 16, 2021, with respect to the consolidated financial statements of Howard Bancorp, Inc. and Subsidiary and the effectiveness of internal control over financial reporting, included in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
September 29, 2021